UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Iridex Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

462684101

(CUSIP Number)

Scott A Shuda
BlueLine Partners
3480 Buskirk Ave, Suite 215
Pleasant Hill, CA 94523

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BlueLine Capital Partners, LP 20-2141786
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 563,362
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 563,362

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BlueLine Capital Partners II, LP 20-4921646
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 258,550
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 258,550

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BlueLine Capital Partners III, LP 20-5334797
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 97,423
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 97,423

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BlueLine Partners, LLC 20-2141854
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 919,335
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 919,335

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Meridian OHC Partners, LP 46-3724228
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 58,449
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 58,449

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Scott Shuda
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION n/a

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,958
	6.	SHARED VOTING POWER
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TSV Investment Partners, LLC 27-1033220
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) Not applicable (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 58,449
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 58,449

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 982,742
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12.	TYPE OF REPORTING PERSON (see instructions) OO

Item 1.

(a)	Name of Issuer Iridex Corporation

(b)	Address of Issuer’s Principal Executive Offices 1212 Terra Bella Avenue Mountain View, CA 94043

Item 2.

(a)

Name of Person Filing

(i) BlueLine Capital Partners, LP

(ii) BlueLine Capital Partners II, LP

(iii) BlueLine Capital Partners III, LP

(iv) BlueLine Partners, LLC

(v) Meridian OHC Partners, LP

(vi) TSV Investment Partners, LLC

(vii) Scott Shuda

(b)	Address of the Principal Office or, if none, residence c/o Scott A Shuda BlueLine Partners 3480 Buskirk Avenue, Suite 215 Pleasant Hill, CA 94523

(c)

Citizenship

(i) BlueLine Capital Partners, LP is a Delaware limited partnership

(ii) BlueLine Capital Partners II, LP is a Delaware limited partnership

(iii) BlueLine Capital Partners III, LP is a Delaware limited partnership

(iv) BlueLine Partners, LLC is a Delaware limited liability company

(v) Meridian OHC Partners, LP is a Delaware limited partnership

(vi) TSV Investment Partners, LLC is a Connecticut limited liability company

(vii) Scott Shuda is a U.S. citizen

(d)	Title of Class of Securities Common stock

(e)	CUSIP Number 462684101

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i)	BlueLine Capital Partners, LP

	(a)	Amount beneficially owned: 563,362

	(b)	Percent of class: 4.9%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 0.

		(ii)	Shared power to vote or to direct the vote 563,362.

		(iii)	Sole power to dispose or to direct the disposition of 0.

		(iv)	Shared power to dispose or to direct the disposition of 563,362.

(ii)		BlueLine Capital Partners II, LP

		(a)	Amount beneficially owned: 258,550

		(b)	Percent of class: 2.2%

		(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote 0.

(ii) Shared power to vote or to direct the vote 258,550.

(iii) Sole power to dispose or to direct the disposition of .

(iv) Shared power to dispose or to direct the disposition of 258,550.

(iii)	BlueLine Capital Partners III, LP

	(a)	Amount beneficially owned: 97,423

	(b)	Percent of class: 0.8%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 0.

		(ii)	Shared power to vote or to direct the vote 97,423.

		(iii)	Sole power to dispose or to direct the disposition of 0.

		(iv)	Shared power to dispose or to direct the disposition of 97,423.

(iv)	BlueLine Partners, LLC

	(a)	Amount beneficially owned: 919,335

	(b)	Percent of class: 7.9%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 0.

		(ii)	Shared power to vote or to direct the vote 919,335.

		(iii)	Sole power to dispose or to direct the disposition of 0.

		(iv)	Shared power to dispose or to direct the disposition of 919,335.

	(v)	Meridian OHC Partners, LP

		(a)	Amount beneficially owned: 58,449

		(b)	Percent of class: 0.5%

		(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote 0.

			(ii)	Shared power to vote or to direct the vote 58,449.

			(iii)	Sole power to dispose or to direct the disposition of 0.

			(iv)	Shared power to dispose or to direct the disposition of 58,449.

	(vi)	TSV Investment Partners, LLC

		(a)	Amount beneficially owned: 58,449

		(b)	Percent of class: 0.5%

		(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote 0.

			(ii)	Shared power to vote or to direct the vote 58,449.

			(iii)	Sole power to dispose or to direct the disposition of 0.

			(iv)	Shared power to dispose or to direct the disposition of 58,449.

(v)	Scott Shuda

	(a)		Amount beneficially owned: 4,958

	(b)		Percent of class: 0.5%

	(c)		Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote 0.

			(ii)	Shared power to vote or to direct the vote 4,958.

			(iii)	Sole power to dispose or to direct the disposition of 0.

			(iv)	Shared power to dispose or to direct the disposition of 4,958.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐.

Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 19, 2018

BlueLine Capital Partners, L.P.

By: BlueLine Partners, L.L.C.
Its: General Partner

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director

BlueLine Capital Partners II, L.P.

By: BlueLine Partners, L.L.C.
Its: General Partner

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director

BlueLine Capital Partners III, L.P.

By: BlueLine Partners, L.L.C.
Its: General Partner

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director

BlueLine Partners, L.L.C.

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director
Meridian OHC Partners, L.P.

By: TSV Investment Partners, L.L.C.
Its: General Partner

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director

TSV Investment Partners, L.L.C.

By: /s/ Scott Shuda
Name: Scott Shuda
Title: Managing Director

By: /s/ Scott Shuda
Name: Scott Shuda